Exhibit 5.1

FAEGRE & BENSON LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
TELEPHONE 612.766.7000
FACSIMILE 612.766.1600
www.faegre.com

September 13, 2006

Advanced BioEnergy, LLC
10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota 55305

Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 3,750,000 units of the membership interests (the “Units”), of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), we have examined such corporate records and other documents, including the Registration Statement on Form SB-2 relating to the Units (as such Registration Statement may be amended from time to time, the “Registration Statement”), the Company’s Certificate of Formation, the Company’s Third Amended and Restated Operating Agreement and the Company’s resolutions of the Board of Directors authorizing the issuance of the Units, and have reviewed such matters of law as we have deemed necessary for this opinion.

We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

We advise you that in our opinion, when the Units are issued and sold as contemplated in the Registration Statement, with payment for the Units received by the Company, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of the Units and the Units will be legally and validly issued and fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Units while the Registration Statement is in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement and to the reference to our firm wherever appearing therein.

Very truly yours,
FAEGRE & BENSON LLP

/s/ Peter J. Ekberg
Peter J. Ekberg